Exhibit 8.1

SUBSIDIAIRES OF AGM GROUP HOLDINGS INC.

Subsidiaries	Jurisdiction of Incorporation
AGM Technology Limited	Hong Kong, People’s Republic of China
AGM Defi Tech Limited	Hong Kong, People’s Republic of China
AGM Defi Lab Pte Limited	Singapore
AGM Software Service LTD	British Virgin Islands
Beijing Keen Sense Technology Service Co., Ltd. 北京肯森瑟科技服务有限公司	People’s Republic of China
AGM Tianjin Construction Development Co., Ltd. 天津安高盟建设发展有限公司	People’s Republic of China
Nanjing Lucun Semiconductor Co., Ltd. 南京禄存半导体有限公司	People’s Republic of China
Beijing AnGaoMeng Technology Service Co., Ltd. 北京安高盟科技服务有限公司	People’s Republic of China
Nanjing Lucun Semiconductor Co., Ltd. Beijing Branch 南京禄存半导体有限公司北京分公司	People’s Republic of China